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                                                                    EXHIBIT 12.1

              PUBLIC SERVICE COMPANY OF NEW MEXICO AND SUBSIDIARIES
                       Ratio of Earnings to Fixed Charges
                                    (1,000'S)


                                                                                                                  Three Months
                                                                           Year Ended December 31,                    Ended
Line                                                      ------------------------------------------------------  ------------
No.                                                        12/31/02   12/31/01    12/31/00   12/31/99   12/31/98   03/31/03
----                                                      ---------  ---------   ---------  ---------  ---------  ------------
    Fixed charges, as defined by the Securities and
    Exchange Commission:

 1  Interest on Long-term Debt                            $  56,409  $  62,716   $  62,823  $  65,899  $  50,929  $     15,684
 2  Amortization of Debt Premium, Discount and Expenses       2,302      2,346       2,037      2,121      1,513           639
 3  Other Interest                                            3,173        (64)        752      2,667     10,791         1,302
 4  Estimated Interest Factor of Lease Rental Charges        22,290     22,235      19,716     16,514     64,275         4,763
                                                          ---------  ---------   ---------  ---------  ---------  ------------
 5  Total Fixed Charges                                   $  84,174  $  87,233   $  85,328  $  87,201  $ 127,508  $     22,388
                                                          =========  =========   =========  =========  =========  ============
    Earnings, as defined by the Securities and Exchange
    Commission:

 6  Consolidated Net Earnings from Continuing Operations  $  62,216  $ 150,433   $ 100,946  $  79,614  $  95,119  $      9,089
 7  Income Taxes                                             32,870     81,063      74,345     42,308     56,291         5,287
 8  Add Fixed Charges as Above                               84,174     87,233      85,328     87,201    127,508        22,388
                                                          ---------  ---------   ---------  ---------  ---------  ------------
 9  Earnings Available for Fixed Charges                  $ 179,260  $ 318,729   $ 260,619  $ 209,123  $ 278,918  $     36,764
                                                          =========  =========   =========  =========  =========  ============
10  Ratio of Earnings to Fixed Charges                         2.13       3.65        3.05       2.40       2.19          1.64
                                                          =========  =========   =========  =========  =========  ============
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